Exhibit 21
Subsidiaries of the Registrant
          Wholly-owned subsidiaries of Premier Exhibitions, Inc. as of February 28, 2006:

Name	Jurisdiction of organization

RMS Titanic, Inc.	Florida

Seatron Limited	United Kingdom

RMS Titanic (United Kingdom) Ltd.	United Kingdom

Premier Exhibitions (UK) Ltd.	United Kingdom

Premier Acquisitions, Inc.	Nevada

Exhibitions International, LLC.	Nevada

Premier Exhibitions 2005A-SP, Inc.	Nevada

Premier Exhibitions 2005B-ATL, Inc.	Nevada

Premier Exhibitions NYC, Inc.	Nevada

Premier Exhibitions No. 5, Inc.	Nevada